[LOGO]  TIAA-CREF Life Insurance Company
        730 Third Avenue
        New York, NY 10017-3206
        212 490-9000  1 800 223-1200

                                                            Exhibit 1.A(5)(a)(2)

                            AUTOMATIC INCREASE RIDER

Under this rider, we automatically increase your policy's face amount by 5% of the initial face amount on each of your first ten policy anniversaries. You don't have to give us evidence of insurability, but your policy and this rider must be in force. We'll make the last increase under this rider on the date shown in Section 1 of your policy.

CHARGES

We'll deduct these charges as long as increases provided by this rider are in force.

Cost of insurance charge

The cost of insurance charge for the automatic increases is part of the monthly charge for this policy. We calculate it on each monthly charge date after we calculate the cost of insurance charge for your policy.

We calculate the charge by multiplying the monthly cost of insurance rate per $1,000 of net amount at risk by the net amount at risk for all the automatic increases in face amount that are in force divided by $1,000. You'll find more about net amount at risk in Monthly charges.

The monthly cost of insurance rates for the net amount at risk for the automatic increases are the same as for your policy's initial face amount. The rates are based on the age, gender and underwriting class of the person insured for the automatic increases, and on your policy's face amount, death benefit option and how long your policy has been in force.

We may change the monthly cost of insurance rates for the automatic increases, but they'll never be greater than the guaranteed maximum monthly cost of insurance rates shown in Section 1 of your policy. You'll find more about changing our rates in Changing our charges.

Rider unit charge

The monthly rider unit charge per $1,000 of face amount for the automatic increases is the same as the monthly policy unit charge per $1,000 of face amount for the initial face amount of your policy.

CONTESTING THE VALIDITY OF THIS RIDER

We have the right to contest the validity of this rider for two years from its issue date. Once this rider has been in force for two years from the issue date during the lifetime of the person insured by this rider, we generally lose the right to contest its validity.

IF THE PERSON INSURED BY THE RIDER COMMITS SUICIDE

If the person insured by this rider commits suicide, while sane or insane, within two years from this rider's issue date, we will treat all automatic increases as if they never happened. We will cancel this rider and refund to your policy value the cost of insurance and unit charges we've deducted for the automatic increases.

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WHEN THIS RIDER BEGINS

We've issued this rider because you asked us on your application to add it to your policy. The rider is attached to your policy, it forms part of your policy, and the terms of the policy apply to it. The rider's issue date is the same as your policy's issue date, and coverage under this rider starts on the policy date. You'll find the issue date and policy date in Section 1 of your policy.

This rider doesn't have any policy value, and we don't use it to calculate how much you can borrow from your policy. Charges for this rider will, however, affect your policy value and how much you can borrow. And with each automatic increase in face amount, the monthly cost of insurance and policy unit charges for your policy will increase.

WHEN THIS RIDER WILL END

Your coverage under this rider will end after one of the following dates, whichever comes first:

o    the rider's expiration date

o the date the grace period ends and you have not made the payment that is needed

o the date we receive your request for a decrease in the face amount of the policy

o    the date you end or surrender this policy

o the date we receive at our administrative office your request in a form satisfactory to us to end this rider.

When this rider ends, the face amount will no longer increase automatically. Ending this rider will not revoke automatic increases that have already been made.

TIAA-CREF LIFE INSURANCE COMPANY
ADMINISTRATIVE OFFICE
730 THIRD AVENUE
NEW YORK, NY  [10017-3206]
[1-800-223-1200]



            [SIGNATURE]                                [SIGNATURE]
_____________________________________       ____________________________________
             Secretary                                  President



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